Exhibit 4.4

RESOLUTIONS

WHEREAS, ALARIS Medical Systems, Inc. (the “Company”) maintains the ALARIS Medical Systems Retirement Investment Plan (“Plan”);

WHEREAS, the Compensation Committee recommended certain changes to the 401(k) Plan;

WHEREAS, the Board reviewed the amendments proposed to be made and incorporated into the 401(k) Plan by the Compensation Committee;

WHEREAS, the Company wishes to allow Plan participants the right to purchase Company common stock as a Plan investment option;

WHEREAS, the Company will permit participants to purchase Company common stock in such amounts as the Company, in its sole discretion, may determine from time to time from their pre-tax deferrals with the related matching contribution also used to purchase Company common stock;

WHEREAS, the Company believes that the Plan should be amended so that participants who borrow from their accounts will not be in default unless they are more than 90 days late in repaying their Plan loans and the date used to measure the start of the 90 day period shall be the date the participant knows or should have known that the repayments are delinquent;

WHEREAS, the Company would like to amend the Plan to provide for these provisions; and

WHEREAS, the Company has authority to amend the Plan.

NOW, THEREFORE, BE IT RESOLVED that, effective September 1, 2003, the Board hereby approves, confirms and ratifies the 401(k) Plan amendments recommended by the Compensation Committee, and except as otherwise provided, the Plan is amended as follows:

1. A new Section 1.13 is added to the Plan to read in its entirety as follows, and subsequent sections and cross-references thereto are re-numbered accordingly:

1.13 "Company Stock" shall mean whichever of the following is applicable:

(a) So long as the Company has only one class of common stock authorized and outstanding, that class of stock.

(b) In the event the Company at any time has more than one class of common stock authorized and outstanding, the class (or classes) of the Company’s stock that constitutes “employer securities” as that term is defined in Code Section 409(1)

2. Section 3.04 of the Plan is amended to add the following to the end of the paragraph:

Any Matching Contribution that is attributable to elective contributions made pursuant to Section 3.01, including True-Up Contributions, and invested in the Company Stock fund shall also be invested in the Company Stock fund.

3. Section 4.01 of the Plan is amended to add the following to the end thereof:

…, which may include a Company Stock fund.

4. A new Section 4.02(a)(iii) is added to the Plan to read in its entirety as follows:

Participants may allocate towards the purchase of shares in the Company Stock fund the percentage of their contributions that the Plan Administrator, in its sole discretion, determines from time to time. No shares in the Company stock fund may be purchased except from the Participant’s current paycheck.

5. The first sentence of Section 4.02(b) of the Plan is amended to read in its entirety as follows:

When a Participant originally makes a Rollover Contribution, he shall generally make a separate investment election with respect to such contributions, except such election shall not include the Company Stock fund.

6. A new Section 4.05 is added to the Plan to read in its entirety as follows:

4.05 Special Provisions Concerning Company Stock.

(a) Company Stock Fund. The Company Stock fund shall be invested primarily in shares of Company Stock, although up to two percent (2%) of the assets of the fund may be held in cash or cash equivalents (or invested in any common, commingled or collective fund) based on expected liquidity needs of the fund. A Participant shall have no ownership in any particular asset in the fund. A Participant’s proportionate interest in the fund shall be expressed in units, which shall be of equal value.

(b) Securities Transactions.

(i) The Trustee shall acquire Company Stock held in the Company Stock fund in the open market or from the Company or any other person, including a party in interest (as defined in ERISA Section 3(14)). No commission will be paid in connection with the Trustee’s acquisition of Company Stock from a party in interest. In the case of a transaction between the Plan and a party in interest, the fair market value of the Company Stock must be determined in accordance with Section 4.05(c)(i) as of the date of the transaction rather than as of some other Valuation Date occurring before or after the transaction.

(ii) Neither the Company, nor the Plan Administrator, nor any Trustee have any responsibility or duty to time any transaction involving Company Stock in order to anticipate market conditions or changes in Company Stock value. Neither the Company, nor the Plan Administrator nor any Trustee shall have any responsibility or duty to sell Company Stock held in the Trust Fund in order to maximize return or minimize loss.

(c) Valuation. For purposes of determining the fair market value of a Participant’s interest in the Company Stock fund, the fund shall be divided into units, and the term “Company Stock Fund Unit Price,” shall mean the value in money of an individual Company Stock fund unit expressed to the nearest cent. The Company Stock Fund Unit Price shall be redetermined as of the close of each Valuation Date. The Company Stock Fund Unit Price for each date shall be determined by dividing the net asset value of the Company Stock fund on such date by the number of Company Stock fund units outstanding on such date. Company Stock Fund Unit Prices shall be determined before giving effect to any distribution or withdrawal and before crediting contributions to Participants’ Accounts effective as of any such date. The net asset value of the Company Stock fund shall be computed as follows:

(i) Company Stock in the Company Stock fund shall be valued at its fair market value on the Valuation Date. If the Company Stock is publicly traded, the fair market value will be based on the closing price in public trading on the relevant date, as reported in The Wall Street Journal or any other publication of general circulation designated by the Plan Administrator, unless another method of valuation is required by the standards applicable to prudent fiduciaries. If the Company Stock cannot be valued on the basis of its closing price in public trading on a relevant date, fair market value will be determined by the Plan Administrator in good faith based on all relevant factors for determining the fair market value of securities. Relevant factors include an independent appraisal by a person who customarily makes such appraisals, if an appraisal of the fair market value of the Company Stock as of the relevant date was obtained.

(ii) All other assets of the Company Stock fund, including any interest in a common, collective or commingled fund, shall be valued at the fair market value as of the close of business on the Valuation Date. Fair market value shall be determined by the Trustee in the reasonable exercise of its discretion, taking into account values supplied by a generally accepted pricing or quotation service or quotations furnished by one or more reputable sources, such as securities dealers, brokers, or investment bankers, values of comparable property, appraisals or other relevant information and, in the case of a common, collective or commingled fund, fair market value shall be the unit value of such fund for a date the same as the Valuation Date, or as close thereto as practicable.

(iii) Company Stock fund units credited to Participants’ Accounts with respect to contributions made during any month shall be credited at the Company Stock Fund Unit Price determined as of the close of business on the Valuation Date that such contributions are received by the Trustee or as soon thereafter as is practicable. Company Stock fund units withdrawn or distributed shall be valued at the Company Stock Fund Unit Price at the close of business on the Valuation Date coinciding with the effective date of such withdrawal or distribution.

(d) Reinvestment of Dividends. Upon direction of the Plan Administrator, cash dividends may be reinvested as soon as practicable by the Trustee in shares of the Company Stock for the Company Stock fund.

(e) Voting of Company Stock.

(i) Each Participant shall have the right to direct the Trustee as to the manner of voting of Company Stock held by the Plan. Upon timely receipt of instructions from a Participant, the Trustee shall vote, with respect to shares of Company Stock allocable to such Participant’s account, in accordance with such Participant’s instructions.

(ii) For Company Stock for which the Trustee has not received timely voting instructions (“Non-Voted Shares”), to the extent permitted by law, the Trustee shall vote the Non-Voted Shares in the same proportion as the Company Stock for which the Trustee has received voting instructions from those Participants who exercised their voting rights.

(f) Certain Offers for Company Stock. Notwithstanding any other provision of this Plan to the contrary, in the event an offer shall be received by the Trustee (including, but not limited to, a tender offer or exchange offer within the meaning of the Securities Exchange Act of 1934, as from time to time amended and in effect), to acquire any or all shares of Company Stock held by the Trust (an “Offer”), the Trustee’s discretion or authority to sell, exchange or transfer any of such shares shall be determined in accordance with the following rules:

(i) The Trustee shall have no discretion or authority to sell, exchange or transfer any of such Company Stock pursuant to such Offer except to the extent, and only to the extent that the Trustee is timely directed to do so in writing with respect to any Company Stock held by the Trustee subject to such Offer by each Participant with respect to the whole and fractional shares represented by his or her proportionate interest in the Company Stock fund. Upon timely receipt of such instructions, the Trustee shall, subject to the provisions of this subsection (f), sell, exchange or transfer pursuant to such Offer, only such shares as to which such instructions were given. The Trustee shall use its best efforts to communicate or cause to be communicated to each Participant the consequences of any failure to provide timely instructions to the Trustee, as further described in subsection (v). In the event, under the terms of an Offer or otherwise, any shares of Company Stock tendered for sale, exchange or transfer pursuant to such offer may be withdrawn from such Offer, the Trustee shall follow such instructions respecting the withdrawal of such securities from such Offer in the same manner as shall be timely received by the Trustee from the Participants entitled under this subsection (f) to give instructions as to the sale, exchange or transfer of securities pursuant to such Offer.

(ii) In the event that an Offer for fewer than all of the shares of Company Stock held by the Trustee in the Trust shall be received by the Trustee, each Participant shall be entitled to direct the Trustee as to the acceptance or rejection of such Offer (as provided by paragraph (i) above) with respect to the largest portion of such Company Stock as may be possible given the total number or amount of shares of Company Stock the Plan may sell, exchange or transfer pursuant to the Offer based upon the instructions received by the Trustee from all other Participants who shall timely instruct the Trustee pursuant to this subsection (f) to sell, exchange or transfer such shares of Company Stock pursuant to such Offer, each on a prorata basis in accordance with the maximum number of shares of Company Stock each such Participant would have been permitted to direct under paragraph (i) above had the Offer been for all shares of Company Stock held in the Trust.

(iii) In the event an Offer shall be received by the Trustee and instructions shall be solicited from Participants in the Plan pursuant to paragraph (i) above regarding such Offer, and prior to termination of such Offer, another Offer is received by the Trustee for the securities subject to the first Offer, the Trustee shall use its best efforts under the circumstances to solicit instructions from the Participants to the Trustee (A) with respect to securities tendered for sale, exchange or transfer pursuant to the first Offer, whether to withdraw such tender, if possible, and, if withdrawn, whether to tender any securities so withdrawn for sale, exchange or transfer pursuant to the second Offer, and (B) with respect to securities not tendered for sale, exchange or transfer pursuant to the first Offer, whether to tender or not to tender such securities for sale, exchange or transfer pursuant to the second Offer. The Trustee shall follow all such instructions received in a timely manner from Participants in the same manner as provided in paragraph (i) above. With respect to any further Offer for any Company Stock received by the Trustee and subject to any earlier Offer (including successive Offers from one or more existing offerors), the Trustee shall act in the same manner as described above.

(iv) With respect to any Offer received by the Trustee, the Trustee shall distribute, at the Company’s expense, copies of all relevant material, including, but not limited to, material filed with the Securities and Exchange Commission with such Offer or regarding such Offer, and shall seek confidential written instructions from each Participant who is entitled to respond to such Offer pursuant to paragraph (i), (ii) or (iii) above. The identities of Participants, the amount of Company Stock that represents their proportionate interest in the Company Stock fund, and the value of the Company Stock fund shall be determined from the list of Participants delivered to the Trustee by the Recordkeeper (as defined below). The Recordkeeper shall take all reasonable steps necessary to provide the Trustee with the latest possible information. For purposes of this Section, the “Recordkeeper” shall mean such person or entity appointed by the Plan Administrator to receive Participant designations and instructions pursuant to the provisions of the Plan and to carry out such other administrative duties and responsibilities under the Plan as shall be agreed to by the Plan Administrator and the Recordkeeper.

(v) The Trustee shall distribute and/or make available to each Participant who is entitled to respond to an Offer pursuant to paragraph (i), (ii) or (iii) above an instruction form to be used by each such Participant who wishes to instruct the Trustee. The instruction form shall state that (A) if the Participant fails to return an instruction form to the Trustee by the indicated deadline, the Company Stock for which he is entitled to give instructions will not be sold, exchanged or transferred pursuant to such Offer, (B) the Participant will be a Named Fiduciary (as described below) with respect to all shares of Company Stock for which he is entitled to give instructions, and (C) the Company acknowledges and agrees to honor the confidentiality of the Participant’s instructions to the Trustee.

(vi) Each Participant may choose to instruct the Trustee in one of the following two ways: (A) not to sell, exchange or transfer any shares of Company Stock for which he is entitled to give instructions, or (B) to sell, exchange or transfer all Company Stock for which he is entitled to give instructions. The Trustee shall follow up with additional mailings and postings of bulletins, as reasonable under the time constraints then prevailing, to obtain instructions from Participants not otherwise responding to such requests for instructions. The Trustee shall then sell, exchange or transfer shares according to instructions from Participants, and shares for which no instructions are received shall not be sold, exchange or transferred.

(vii)	The Company shall furnish former Participants who have received distributions of Company Stock so recently as to not be shareholders of record with the information given to Participants pursuant to the provisions herein of this Plan. The Trustee is hereby authorized to sell, exchange or transfer pursuant to an Offer any Company Stock it may receive from such former Participants in accordance with appropriate instructions from them.

(viii) Neither the Plan Administrator nor the Trustee shall express any opinion or give any advice or recommendation to any Participant concerning the Offer, nor shall they have any authority or responsibility to do so. The Trustee has no duty to monitor or police the party making the Offer; provided, however, that if the Trustee becomes aware of activity which on its face reasonably appears to the Trustee to be materially false, misleading, or coercive, the Trustee shall demand promptly that the offending party take appropriate corrective action. If the offending party fails or refuses to take appropriate corrective action, the Trustee shall communicate with affected Participants in such manner as it deems advisable.

(ix) The Trustee shall not reveal or release a Participant’s instructions to the Company, its officers, directors, employees, or representatives. If some, but not all, Company Stock held by the Trust is sold, exchanged, or transferred pursuant to an Offer, the Company, with the Trustee’s cooperation, shall take such action as is necessary to maintain the confidentiality of Participant’s records, including, without limitation, establishment of a security system and procedures which restrict access to Participant records and retention of an independent agent to maintain such records. If an independent record keeping agent is retained, such agent must agree, as a condition of its retention by the Company, not to disclose the composition of any Participant Accounts to the Company, its officers, directors, employees, or representatives. The Company acknowledges and agrees to honor the confidentiality of Participants’ instructions to the Trustee.

(x) Each Participant shall be a Named Fiduciary (as that term is defined in ERISA Section 402(a)(2)) with respect to Company Stock that represents his or her proportionate interest in the Company Stock fund under the Plan for which he is entitled to issue instructions in accordance with paragraph (i), (ii) or (iii) above solely for purposes of exercising the rights of a shareholder with respect to an Offer pursuant to this Section 4.05.

(xi) In the event a court of competent jurisdiction from which no further appeal can be taken shall issue to the Plan, the Company or the Trustee an opinion or order, which shall, in the opinion of counsel to the Company or the Trustee, invalidate, in all circumstances or in any particular circumstances, any provision or provisions of this Section 4.05 regarding the determination to be made as to whether or not Company Stock held by the Trustee shall be sold, exchanged or transferred pursuant to an Offer or cause any such provision or provisions to conflict with securities laws, then, upon notice thereof to the Company or the Trustee, as the case may be, such invalid or conflicting provisions of this Section shall be given no further force or effect. In such circumstances the Trustee shall have no discretion as to whether or not the Company Stock held in the Trust shall be sold, exchanged, or transferred unless required under such order or opinion, but shall follow instructions received from Participants, to the extent such instructions have not been invalidated by such order or opinion. To the extent required to exercise any residual fiduciary responsibility with respect to such sale, exchange or transfer, the Trustee shall take into account in exercising its fiduciary judgment, unless it is clearly imprudent to do so, directions timely received from Participants, as such directions are most indicative of what action is in the best interests of Participants.

(g) Confidentiality Procedures. The Plan Administrator shall establish procedures intended to ensure the confidentiality of information relating to Participant transactions involving Company Stock, including the exercise of voting, tender and similar rights. The Plan Administrator shall also be responsible for ensuring the adequacy of the confidentiality procedures and monitoring compliance with such procedures. The Plan Administrator may, in its sole discretion, appoint an independent fiduciary to carry out any activities that it determines involve a potential for undue Company influence on Participants with respect to the exercise of their rights as shareholders.

(h) Securities Law Limitation. Neither the Plan Administrator nor the Trustee shall be required to engage in any transaction, including, without limitation, directing the purchase or sale of Company Stock, which it determines in its sole discretion might tend to subject itself, its members, the Plan, the Company, or any Participant or Beneficiary to a liability under federal or state securities laws.

Section 5.01 of the Plan is amended to add the following to the beginning thereof:

Except for the Company Stock fund, which is valued pursuant to Section 4.05,

7. Section 7.05(f) is amended to add the following as the last sentence of the paragraph, effective January 1, 2003:

For purposes of this paragraph, the 90 day period shall commence no earlier than the date the Participant knows or should have known that his or her loan repayment is delinquent.

8. A new Section 8.10 is added to the Plan to read in its entirety as follows:

8.10 Special Rule for Company Stock Fund. If all or any portion of the Participant’s vested account is invested in the Company Stock fund, the Participant (or Beneficiary) may elect, upon notice to the Plan Administrator, to receive all or any shares of Company Stock that represent such Participant’s vested interest in the Company Stock fund in the form of share certificates in lieu of cash; provided that fractional shares shall be distributed in cash.

9. Effective January 1, 2004, the first sentence of Section 12.01 of the Plan is amended to read in its entirety as follows:

The Company reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend in whole or in part any or all of the provisions of the Plan that have a direct and measurable financial impact on the Company. Such action shall be taken by the Compensation Committee of the Company’s Board of Directors at a meeting held in person or by telephone or other electronic means, or by unanimous written consent in lieu of a meeting. In addition, the Plan Administrator or a committee appointed by the Plan Administrator, pursuant to Section 9.01, by written resolution, is authorized to amend any Plan provisions that do not have a direct and measurable financial impact on the Company.

RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed to execute and to perform all appropriate ministerial functions necessary to effect the intent of this Resolution.

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